                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            _________________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO
                           FILED PURSUANT TO 13d-2(b)

                              (Amendment No.  2)/1/
                                            ---

                                  Maxygen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    577776107
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2001
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [_] Rule 13d-1(b)
                                [_] Rule 13d-1(c)
                                [X] Rule 13d-1(d)


___________________
     /1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

------------------------                                  --------------------
  CUSIP No. 577776107                 13G                  Page 2 of 11 Pages
                                                                -    --
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Technogen Associates, L.P.
      77-0466323
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Nil
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,961,574
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Nil
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,961,574
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,961,574
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  --------------------
  CUSIP No. 577776107                 13G                  Page 3 of 11 Pages
                                                                -    --
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Technogen Enterprises, L.L.C.
      77-0469459
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Nil
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             63,198
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Nil
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          63,198
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      63,198
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      less than 1%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  --------------------
  CUSIP No. 577776107                 13G                  Page 4 of 11 Pages
                                                                -    --
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Technogen Managers, L.L.C.
      77-0466322
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            Nil
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             1,961,574
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             Nil
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          1,961,574
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,961,574
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      5.8%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      00
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  --------------------
  CUSIP No. 577776107                 13G                  Page 5 of 11 Pages
                                                                -    --
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Isaac Stein
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            577,647
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             2,024,772
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             577,647
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,024,772
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,602,419
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.7%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  --------------------
  CUSIP No. 577776107                 13G                  Page 6 of 11 Pages
                                                                -    --
------------------------                                  --------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

      Gordan Ringold
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [X]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            514,541
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
     OWNED BY             2,024,772
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             514,541
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          2,024,772
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,539,313
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

------------------------                                  --------------------
  CUSIP No. 577776107                 13G                  Page 7 of 11 Pages
                                                                -    --
------------------------                                  --------------------

Item 1(a).   Name of Issuer

             Maxygen, Inc.

Item 1(b).   Address of Issuers' Principal Executive Offices

             515 Galveston Drive
             Redwood City, California 94063

Item 2(a).   Name of Persons Filing

             I.   Technogen Associates, L.P.
             II.  Technogen Enterprises, L.L.C.
             III. Technogen Managers, L.L.C.
             IV.  Isaac Stein
             V.   Gordon Ringold

Item 2(b).   Address of Principal Business Office

             275 Middlefield Road
             Menlo Park, California 94025

Item 2(c).   Citizenship

             I, II and III  California

             IV and V  United States

Item 2(d).   Title of Class of Securities

             Common Stock, par value $0.0001

Item 2(e).   CUSIP Number

             577776107

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or 2(c), check whether the person filing is a:

             N.A.

If this statement is filed pursuant to Rule 13d-1(c), check this box. [_]

------------------------                                  --------------------
  CUSIP No. 577776107                 13G                  Page 8 of 11 Pages
                                                                -    --
------------------------                                  --------------------

Item 4.   Ownership

     The Reporting Persons disclaim membership in a group.

The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or direct the disposition, is set forth in the following table. The percentage calculations are based on the 33,943,998 shares of Common Stock reported to be outstanding as of November 1, 2001 in the Issuer's 10-Q as filed with the Securities and Exchange Commission for the period ended September 30, 2001.

                                                                           Power to Vote                Power to Dispose
                                                                    ---------------------------   ----------------------------
                                 No. of Securities
           Person                Beneficially Owned   % of Class        Sole           Shared        Sole            Shared
------------------------------  -------------------- ------------   -----------      ----------   ----------      ------------
Technogen Associates, L.P.           1,961,574           5.8%               0         1,961,574           0         1,961,574
Technogen Enterprises, L.L.C            63,198             *                0            63,198           0            63,198

Technogen Managers, L.L.C. (1)       1,961,574           5.8%               0         1,961,574           0         1,961,574
Isaac Stein (2)                      2,602,419           7.7%         577,647         2,024,772     577,647         2,024,772
Gordon Ringold (3)                   2,539,313           7.5%         514,541         2,024,772     514,541         2,024,772
Total                                9,133,078          26.9%       1,097,188         8,035,890   1,097,188         8,035,890

_____________________

*  Less than 1%

(1) Technogen Managers, L.L.C. is the general partner of Technogen Associates, L.P.

(2) Includes 1,961,574 shares held by Technogen Associates, L.P. and 63,198 shares held by Technogen Enterprises, L.L.C. Technogen Managers, L.L.C. is the general partner of Technogen Associates, L.P. Mr. Stein is a Managing Member of Technogen Enterprises, L.L.C. and Technogen Managers, L.L.C. and has shared power to vote or direct the vote of and shared power to dispose or direct the disposition of the shares held by the limited liability companies. Mr. Stein disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the limited liability companies. Includes 561,732 shares held by the Stein 1995 Revocable Trust, of which Mr. Stein is a trustee. Includes 10,000 shares that are subject to immediately exerciseable options, of which 5,000 shares are subject to a right of repurchase by the Issuer until June 28, 2002.

(3) Includes 1,961,574 shares held by Technogen Associates, L.P. and 63,198 shares held by Technogen Enterprises, L.L.C. Technogen Managers, L.L.C. is the general partner of Technogen Associates, L.P. Dr. Ringold is a Managing Member of Technogen Enterprises, L.L.C. and Technogen Managers, L.L.C. and has shared power to vote or direct the vote of and shared power to dispose or direct the disposition of the shares held by the limited liability companies. Dr. Ringold disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in the limited liability companies. Includes 481,524 shares held by the Gordon

------------------------                                  --------------------
  CUSIP No. 577776107                 13G                  Page 9 of 11 Pages
                                                                -    --
------------------------                                  --------------------

     Ringold and Tanya Zarucki 1999 Trust. Includes 10,000 shares that are subject to immediately exerciseable options, of which 5,000 shares are subject to a right of repurchase by the Issuer until June 28, 2002.

Item 5.   Ownership of Five Percent or Less of a Class

          N.A.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          I, II and III  N.A.

          IV Beneficiaries of the Stein 1995 Revocable Trust have the right to receive the proceeds from the sale of 561,732 shares held by such trust, in accordance with the trust documents.

          V Beneficiaries of the Gordon Ringold and Tanya Zarucki 1999 Trust have the right to receive the proceeds from the sale of 481,524 shares held by such trust, in accordance with the trust documents.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

          N.A.

Item 8.   Identification and Classification of Members of the Group

          N.A.

Item 9.   Notice of Dissolution of Group

          N.A.

Item 10.  Certification

          N.A.

Material to be Filed as Exhibits

          A.   Agreement of Joint Filing

                                                          ---------------------
                                      13G                  Page 10 of 11 Pages
                                                                --    --
                                                          ---------------------

                                    Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 13, 2002                            TECHNOGEN ASSOCIATES, L.P.

                                             By:  TECHNOGEN MANAGERS, L.L.C.,
                                                  its general partner


                                             By:  /s/ Isaac Stein
                                                 -------------------------------
                                                 Isaac Stein
                                                 Member


                                             TECHNOGEN ENTERPRISES, L.L.C


                                             By:  /s/ Isaac Stein
                                                 -------------------------------
                                                 Isaac Stein
                                                 Member


                                             TECHNOGEN MANAGERS, L.L.C.

                                             By:  /s/ Isaac Stein
                                                 -------------------------------
                                                 Isaac Stein
                                                 Member


                                              /s/ Isaac Stein
                                             -----------------------------------
                                             Isaac Stein


                                              /s/ Gordon Ringold
                                             -----------------------------------
                                             Gordon Ringold

                                                          ---------------------
                                      13G                  Page 11 of 11 Pages
                                                                --    --
                                                          ---------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Maxygen, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

February 13, 2002                           TECHNOGEN ASSOCIATES, L.P.

                                            By: TECHNOGEN MANAGERS, L.L.C.,
                                                its general partner


                                            By:  /s/ Isaac Stein
                                                --------------------------------
                                                Isaac Stein
                                                Member

                                            TECHNOGEN ENTERPRISES, L.L.C


                                            By:  /s/ Isaac Stein
                                                --------------------------------
                                                Isaac Stein
                                                Member

                                            TECHNOGEN MANAGERS, L.L.C.


                                            By:  /s/ Isaac Stein
                                                --------------------------------
                                                Isaac Stein
                                                Member

                                             /s/ Isaac Stein
                                            ------------------------------------
                                            Isaac Stein

                                             /s/ Gordon Ringold
                                            ------------------------------------
                                            Gordon Ringold